August 17, 2023

Brian Hansen
[REDACTED]

Re:    Separation Agreement (“Agreement”)

Dear Brian:

We would like to assure a smooth transition for you and Tandem Diabetes Care, Inc. (the “Company”) as you separate from employment with the Company. Though the Company does not have a formal severance pay plan that applies under these circumstances, we are offering you a severance package as detailed below to ease your transition to other opportunities.

This letter sets forth the severance package that the Company is offering, and the terms and conditions that apply if you accept it. Please read this carefully and feel free to call me if you have any questions. You have until September 7, 2023, to review this agreement and have the right to consult with an attorney of your choosing before signing it.

If the terms set forth in this letter are acceptable, you will need to sign and date the enclosed copy of this letter and return it to me within the time limits set forth below. Once the letter takes effect, it will become a legally binding contract between you and the Company on the following terms:

1.Separation Date: Your employment with the Company will be terminated as of June 28, 2024 (“Separation Date”).

2.Change of Position and Termination of Employment Severance Agreement: As of December 29, 2023, you will no longer serve as Tandem’s Executive Vice President and Chief Commercial Officer and you will no longer be an officer of Tandem. The February 1, 2016, Employment Severance Agreement between you and Tandem will be terminated as of December 29, 2023.

3.Administrative Leave with Pay: Except as provided in Section 4 below, you shall be on administrative leave with pay beginning December 30, 2023, continuing until the Separation Date (the “Admin Leave Period”). Prior to the Admin Leave Period, you will continue to receive all salary payable to you, all employment benefits, and vesting of stock options and RSUs. During the Admin Leave Period, you will (i) continue to be paid your base salary, (ii) you will receive your 2023 corporate bonus minus appropriate withholding and payroll deductions on the date designated by the Board of Directors for payment of the 2023 corporate bonus; (iii) your stock options and RSUs will continue to vest through the Separation Date consistent with the terms of the applicable stock option plans; and (iv) you will receive other employment benefits only as set forth in this Agreement. During the Admin Leave Period you will not perform any duties for or engage in any other activities or communications on behalf of the Company except as provided in Section 13 below. In the event you are contacted by a third-party regarding Company business, you shall forward the communication to John Sheridan, or if the contact is by telephone also tell the caller to contact John Sheridan.

4.Termination of Administrative Leave: In the event you materially breach any of the terms of this Agreement during the Admin Leave Period, as determined by the Company, written notice shall be provided to you and you will cease being on administrative leave, your Separation Date shall be advanced to the date of such written notice, and you shall cease receiving any further payments and cease receiving any benefits as provided under Sections 3 above.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

5.Compensation: You acknowledge and agree that as of the date you sign this Agreement, and except for the obligations created by this Agreement, you have been paid all compensation to which you are entitled in connection with your employment with the Company. You further acknowledge and agree that this Agreement is entered into to resolve any and all of the Claims described below, including but not limited to any and all Claims for wages or compensation of any type of character, all such Claims being disputed in good faith.

6.Expense Reimbursement: The Company will reimburse you for any reasonable and necessary business expenses incurred prior to December 29, 2023, in accordance with the Company’s written policies, provided you submit a properly documented expense report by January 12, 2024. Such expense reports shall be provided in writing to the Company’s Human Resources department.

7.Return of Company Property: Within ten (10) business days from December 29, 2023, you must return all property of the Company in your possession or control, including all keys, cards, and badges, all computer, tablet, telephone, electronic devices, and office equipment in good working order (except for reasonable wear and tear) and with all files and software intact, and all electronically stored documents or files, physical files, and any other Company property in your possession. You understand and agree that you shall not retain in your possession or control any duplicate records or files containing confidential information of the Company, whether in electronic, paper or other format or on any storage device or network. Immediately upon request by the Company, you will provide the Company with any passwords associated with any computer, tablet, other device or any application or system used by you in the course of your employment.

8.Group Medical Insurance: Your coverage under the Company’s health insurance plan shall cease effective December 31, 2023. The Company will pay the COBRA premium for you and your covered dependent’s current coverage under the Company’s group medical plan from January 1, 2024, to June 30, 2024, provided you make a timely election to continue such coverage for the period after December 31, 2023. You will receive the necessary COBRA forms in a separate letter from IGOE Administrative Services, our COBRA administrator. Any coverage under the medical plan beyond this period will be solely at your expense. All such coverage will be subject to the terms and conditions of the medical plan documents. Should you wish to discontinue the COBRA coverage at any time, you may choose to do so. To do this, you will need to notify IGOE directly.

9.Unemployment: The Company will not contest your eligibility for unemployment insurance.

10.Stock Options, RSUs and ESPP: Any stock options and RSUs previously issued to you that become vested on or before your Separation Date may be exercised in accordance with the applicable stock option plan, your stock option and RSU agreements, and applicable laws. You have ninety (90) days from the Separation Date to exercise your vested stock options. Upon expiration of this exercise period, all of your vested and unexercised stock options will expire. If you are participating in the ESPP, your participation ceases on December 29, 2023, and all contributions for which a purchase has not been completed will be refunded to you.

11. 401(k) Plan: You may exercise whatever options and privileges are afforded you under the Company’s 401(k) plan with respect to your account balance as of your Separation Date.

12.Other Benefits: Except as expressly provided in this Agreement, your eligibility for all other compensation and benefits will end on December 29, 2023.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

13.Cooperation: You and the Company agree to cooperate in assuring a smooth and orderly transition as we carry out this Agreement. You agree that you will not make any false or disparaging remarks about the Company, its personnel, or its products and services, including but not limited to making such comments to the press or media or posting them on any social media or any other website. Notwithstanding the foregoing, nothing in this Agreement prevents you from discussing or disclosing information about the terms and conditions of your employment or unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

Moreover, following your Separation Date you will not speak publicly as a representative of the Company or present yourself as a representative of the Company to any third-party organizations. In addition, during the Admin Leave Period you agree to make yourself reasonably available to answer questions and provide any information and provide information about any matters relating to your prior work for the Company. We will make every reasonable effort to accommodate your schedule in requesting such assistance.

14.Reference Checks: In responding to inquiries about you from prospective employers, the Company will disclose only your dates of employment and title, provided you refer all such inquiries to the Human Resources department. If we received a signed authorization from you, we will also release compensation information (such as in the event of a personal loan application).

15.Final Settlement and Release of All Claims: Since this package goes beyond what you are entitled to under the Company’s policies, you agree that this Agreement constitutes a full and final settlement of any and all claims, known or unknown, of any kind that you may have from the beginning of time through the date you sign this Agreement against the Company or any of its parent or affiliated companies and their respective officers, directors, shareholders, employees, insurers, agents, successors, or assigns. To the fullest extent allowed by law, you hereby waive and release all such claims in return for the pay and benefits you will be receiving under this Agreement.

16.Claims Included In Release: The release of claims in Paragraph 15 is intended to be as broad as the law allows. The types of claims that you are releasing under this Agreement include but are not limited to the following:

A.Discrimination or harassment under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or the California Fair Employment and Housing Act;

B.Wrongful termination of employment under any State or federal law, including claims for breach of contract or wrongful termination in violation of public policy (“whistleblower”);

C.Violation of state or federal wage and hour laws, including claims for overtime pay, meal and rest period violations, accrued vacation, expense reimbursement, travel and meeting time, stand-by duty, business use of your personal automobile, or cleaning and maintenance of uniforms;

D.Violation of State or federal laws concerning leaves of absence, such as the Family and Medical Leave Act;

E.This release also includes any unknown claims that you are not aware of at this time. In that respect, you waive the protection of any law that might otherwise prevent you from waiving unknown claims, such as California Civil Code section 1542, or any law of any state or territory of the United States which is similar or equivalent to California Civil Code section 1542, which states:

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You acknowledge that you may hereafter discover facts different from or in addition to those that you now know or believe to be true with respect to the claims released in this Agreement, and you agree that this Agreement shall be and remain effective in all respects notwithstanding the discovery or existence of such different or additional facts.

F.Specific Release of ADEA Claims:

In further consideration of the payments and benefits provided to you under this Agreement, you irrevocably and unconditionally fully and forever waive, release, and discharge the Company from any and all claims, whether known or unknown, from the beginning of time through the date you sign this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, you acknowledge and confirm that:

(i)you have read this Agreement in its entirety and understand all of its terms;
(ii)by this Agreement, you have been advised in writing to consult with an attorney of your choosing before signing this Agreement;
(iii)you knowingly, freely, and voluntarily agree to all of the terms and conditions in this Agreement including, without limitation, the waiver, release, and covenants;
(iv)you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;
(v)you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the your choice, although you may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;
(vi)you understand that you have seven (7) days after signing this Agreement to revoke the release in this Paragraph 16, Subsection F by delivering notice of revocation to me by mail or email before the end of this seven-day period; and
(vii) you understand that the release in this Paragraph 16, Subsection F does not apply to rights and claims that may arise after you sign this Agreement.

17.Claims Not Included In Release: The release in Paragraph 15 does not release any claims that cannot be released by law, and will not prevent you from doing any of the following to the extent allowed by law:

A.Obtaining unemployment compensation or State Disability Insurance from the State of Oregon, or workers’ compensation through the Workers’ Compensation Appeals Board;

B.Asserting any right that is created or preserved by this Agreement, such as your right to receive the severance pay and benefits outlined above, or to continue group health coverage under COBRA;

C.Enforcing any rights you have to be indemnified by the Company in the event a claim is made against you by a third party for something you did in the course of properly carrying out your duties as an employee of the Company;

D.Challenging the validity of the release of claims in this Agreement by filing a complaint with the U.S. Equal Employment Opportunity Commission (EEOC) or similar state agency; or

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

E.Filing a charge with, or giving testimony or participating in any investigation conducted by the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission. However, you acknowledge that you are not entitled to any monetary damages resulting from any such actions to the extent permitted by law.

18.Admin Period and Separation Date Releases: You and the Company both agree to execute the release of claims attached to this Agreement as Attachment "A" (“Admin Period Release”) at the start of your Admin Period. You and the Company both agree to execute the release of claims attached to this Agreement as Attachment "B” (“Separation Date Release”) on the Separation Date or such earlier date as provided in this Agreement or otherwise agreed to by the parties in writing. The other terms of this Agreement shall remain in full force and effect, and shall remain binding on the parties, even if you fail to execute the Admin Period Release or the Separation Date Release or if you revoke either release.

19.Confidentiality: You agree to keep the severance pay and benefits provided in this Agreement strictly confidential to the fullest extent allowed by law, but you may disclose it to your spouse, attorney, or tax or financial advisor. Notwithstanding the foregoing, nothing in this Agreement prevents you from discussing or disclosing information about the terms and conditions of your employment or unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. You acknowledge that this confidentiality provision was a material inducement for the Company to have entered into this Agreement. Any violation of this paragraph shall constitute a material breach of this Agreement.

20.Trade Secrets and Intellectual Property: During your employment, you were entrusted with access to highly confidential information and trade secrets of the Company concerning such things as the identities, needs, and preferences of its customers and prospects; business and financial terms of agreements between the Company and various third parties; financial reports; business plans and sales forecasts; sales and marketing objectives and strategies; customer lists; compensation arrangements; regulatory objectives and strategies; product designs and specifications; manufacturing know-how; personnel files; policies and practices associated with customer and technical support, training and quality systems; and patents, copyrights, and trademarks belonging to the Company. You agree to keep all such information confidential and not to use or disclose it for any purpose after your termination.

21.Non-Solicitation Agreement: You agree that for 12 months following your Separation Date, you will not directly or indirectly solicit, encourage, or induce any person to terminate that person’s employment with Tandem.

22.Other Agreements: Any existing agreements between you and the Company concerning protection of trade secrets, confidential information, ownership of inventions, intellectual property rights, or unfair competition shall remain in effect by their terms. In particular, attached for your reference as Attachment C is a copy of your fully executed Employee Proprietary Information Agreement which you signed as a condition to your employment. Your continued compliance with the terms of the attached Employee Proprietary Information Agreement is an express condition of this Agreement. Moreover, you agree to continue to maintain any and all current or prospective customer information in strict confidence to ensure that any individually identifiable protected health information (PHI) remains protected under the regulations implementing Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and other federal and state laws protecting the confidentiality of personal identifying information.

23.No Admission: You acknowledge that this is not an admission of wrongdoing or poor performance by you or the Company, and shall not be used as evidence of guilt by either party. If you elect not to sign this letter, it shall become null and void, but you will still receive your final compensation and payment for unused accrued paid time off on your date of termination.

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

24.No Tax Advice: You hereby acknowledge that you have obtained no tax-related advice from the Company, and that neither the Company, nor its employees, officers, directors, agents, representatives nor attorneys, have made any representation regarding the tax consequences, if any, of the payment of the amounts payable pursuant to this Agreement.

25.Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties further agree that facsimile signatures shall be deemed to be as effective and binding as original signatures hereto for all purposes.

26.General Interpretation: The terms of this Agreement have been prepared by the parties to this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. If any term, provision, covenant or condition of this Agreement shall be or become illegal, null, void or against public policy, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby.

27.Complete Agreement: This Agreement sets forth the complete agreement between you and the Company, and supersedes all other agreements and understandings whether oral, written or implied. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. You acknowledge that no promises or inducements have been made to you, other than what is set forth in this letter, to induce you to sign this Agreement. This Agreement can be modified or amended only in a formal written contract signed by you and the Company’s Chief Executive Officer. In the event that you breach any material term of this Agreement, or any other existing agreement between you and the Company, the Company (i) shall be entitled to discontinue all payments and other consideration under this Agreement; and (ii) demand immediate repayment in full of any severance benefits notwithstanding anything to the contrary in this Agreement. In the event of a lawsuit or other proceeding in which either party to this Agreement claims a breach of this Agreement, or seeks to enforce or interpret this Agreement, the prevailing party shall be entitled to an award for reasonable attorneys’ fees and costs, together with any costs and expenses, incurred in connection with such dispute. Additionally, the validity and interpretation of this Agreement shall be governed by the laws of the State of California without giving effect to the principles of conflict of laws. The parties each hereby consent to exclusive jurisdiction and venue for all purposes in the state courts located in San Diego County, California, or the Federal District Court for the Southern District of California.

28.Knowing and Voluntary Agreement: You specifically agree and acknowledge that:

A.you have read this Agreement in its entirety and understand all of its terms;

B.by this Agreement, you have been advised to consult with an attorney before executing this Agreement and have been given at least twenty-one (21) business days to do so, although you may sign the Agreement sooner if desired;

C.you knowingly, freely, and voluntarily assent to all of this Agreement's terms and conditions including, without limitation, the waiver, release, and covenants;

D.you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;

E.you are not waiving or releasing rights or claims that may arise after you sign this Agreement; and

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com

F.you understand that the waiver and release in this Agreement is being requested in connection with your termination of employment from the Company.

29.Effective Date: To assure that you make an informed and voluntary decision, you will have until September 7, 2023, to decide whether or not to accept the terms of this Agreement and return the signed Agreement to me. This Agreement shall not become effective until the eighth (8th) day after you sign, without revoking, this Agreement (“Effective Date”). No payments due to you under this Agreement shall be made or begin before the Effective Date.

30.Severability: If any provision of this Agreement is held to be unenforceable for any reason, the unenforceability shall not affect the remainder of this Agreement, which shall remain in full force and effect and enforceable in accordance with its terms. Furthermore, any unenforceable provision shall be construed and limited by any court that considers the matter so as to render it reasonable and enforceable.

31.Acknowledgment of Full Understanding: YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND, AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT THE YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT YOUR SIGNATURE BELOW IS AN AGREEMENT TO RELEASE TANDEM FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

If these terms are acceptable to you, please sign and date the enclosed copy of this Agreement and return it to me as set forth above.

Please call me if you have any questions or comments. Thank you for your contributions to Tandem and I wish you the best in your future endeavors.

Very truly yours,

/s/ TOM FOX
Tom Fox
SVP, Human Resources & Organizational Development

I agree to the terms stated in this letter.

/s/ BRIAN B. HANSEN
Brian Hansen

Dated: August 18, 2023

12400 High Bluff Drive–›››–San Diego, CA 92130–›››–(858) 366-6900–›››–tandemdiabetes.com